ASSET PURCHASE AGREEMENT



THIS AGREEMENT ("Agreement") is made and entered into as of the 27th day of July 2001, by and between Prescripticare, L.L.C. (the "Seller"), a Kansas limited liability company and Allion Healthcare, Inc., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

           WHEREAS, the Seller operates a retail pharmacy business within the State of New York within an office at 226A Main Street, Farmingdale New York ( the "Business") and another retail pharmacy serving areas within Kansas and Missouri from an office in Kansas City, Missouri;

        WHEREAS, the Buyer desires to purchase certain assets of the Business;
and

           WHEREAS, the Seller is willing to sell certain assets of the Business to the Buyer, all as more fully set forth herein.

           NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                                   Definitions

        Section 1.1 DEFINITIONS. Defined terms used in this Agreement are defined in the following locations within the Agreement:

         DEFINED TERM                             PARAGRAPH                 PAGE
         ------------                             ---------                 ----
         Acquired Assets                          Section 1.2               2
         Affiliate                                Section 1.2               2
         Agreement                                Section 1.2               3
         Assignment                               Section 2.6(a)(ii)        5
         Assumed Contracts                        Section 1.2               3
         Business                                 Recitations               1
         Business Day                             Section 1.2               3
         Buyer                                    Preamble                  1
         Cash                                     Section 1.2               3
         Code                                     Section 1.2               3
         Conditions                               Recitations               1
         Dispute Notice                           Section 7.16              15
         Encumbrances                             Section 1.2               3
         Excluded Assets                          Section 1.2               3
         Financial Statements                     Section 3.5               7
         Governmental Authority                   Section 1.2               3


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         Indemnified Losses                       Section 6.1(a)            10
         Inventory                                Section 1.2               3
         Lease Agreement                          Section 2.6(d)(i)         5
         Ordinary Course or Ordinary
          Course of Business                      Section 1.2               3
         Party                                    Section 1.2               3
         Permitted Encumbrances                   Section 1.2               3
         Person                                   Section 1.2               3
         Receivables                              Section 1.2               3
         Related Agreements                       Section 2.6               5
         Required Releases                        Section 1.2               4
         Seller                                   Preamble                  1
         Third Party Claim                        Section 6.2(a)            11

        Section 1.2 GENERAL DEFINED TERMS. As used herein, the following terms shall each have the meaning indicated:

        "ACQUIRED ASSETS" means the assets of Seller arising from, used, or held by Seller solely in connection with the conduct of the Business, other than the Excluded Assets. The "Acquired Assets" constitute the following assets:

           (a) the Inventory;

           (b) Copies of all patient or customer files, including both treatment and billing records of the Seller subject to any limitations of law or this Agreement;

           (c) to the extent transferable, all permits, licenses, goodwill, customer lists, patents, patent applications, service marks, trademarks, trademark registrations and applications, logos, know-how, proprietary rights, telephone and facsimile numbers, domain name registrations and websites, books, records, and other intangible assets used by the Seller in the conduct of the Business;

           (d) all of the Seller's right, title, benefit, and interest in the Assumed Contracts;

           (e) all of Seller's choses in action, claims, causes, and rights of action arising from or concerning the Business and, to the extent transferable, restrictive covenants, confidentiality obligations, and similar obligations of Seller's present and former directors, officers, and employees with respect to the Business;

           (f) the Equipment;

           (g) the right to hire all of the Seller's employees; and

           (h) any other assets arising from, used, or held by Seller solely in connection with the conduct of the Business in New York other than the Excluded Assets.

        "AFFILIATE" means any Person controlling, controlled by, or under common control with another Person.




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           "AGREEMENT," "HERETO," "HEREUNDER," and similar expressions refer to this Agreement, as amended from time to time.

           "ASSUMED CONTRACTS" means the agreements listed on EXHIBIT A attached hereto.

           "BUSINESS DAY" means any day other than a Saturday, Sunday, or bank holiday in the State of New York.

           "CASH" means all cash held in the name, on behalf, or for the benefit of the Seller solely with respect to the Business.

           "CODE" means the Internal Revenue Code of 1986, as amended.

           "ENCUMBRANCES" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands, and equities of any nature whatsoever and howsoever arising and any rights or privileges capable of becoming any of the foregoing.

           "EQUIPMENT" means all manufacturing equipment, leasehold improvements, furniture, office furnishings, computer equipment (including all hardware and software), communications equipment, spare and replacement parts, and other tangible assets used in connection with the Business set forth on the attached EXHIBIT B hereto.

           "EXCLUDED ASSETS" means the assets of the Seller used in the Business described on EXHIBIT C attached hereto.

           "GOVERNMENTAL AUTHORITY" means any agency, department, court, or any other administrative, legislative, or regulatory authority of any foreign, federal, state, or local governmental body.

           "INVENTORY" means all inventory of the Business, including as set forth on the attached EXHIBIT D.

           "ORDINARY COURSE" or "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Seller's conduct of the Business consistent with past custom and practice (including with respect to quantity and frequency).

           "PARTY" means either of the Buyer or the Seller and "PARTIES" means collectively the Buyer and the Seller.

           "PERMITTED ENCUMBRANCES" means, as to a particular Encumbrance respecting an Acquired Asset, such Encumbrance as is acceptable to the Buyer, as set forth on EXHIBIT E attached hereto.

           "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

           "RECEIVABLES" means the accounts receivable of the Business.



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           "REQUIRED RELEASES" means the releases of the Seller from those liabilities to third parties under the Assumed Contracts or otherwise listed on EXHIBIT F attached hereto.

        "SELLER MEMBERS" means each of ABAN, Inc., Creative Medical Solutions, Inc. and Squires Enterprises, Inc.

                                   ARTICLE II

                                Purchase and Sale

        Section 2.1 PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer free and clear of Encumbrances (other than Permitted Encumbrances), all of the Acquired Assets for the Purchase Price.

        Section 2.2 EXCLUDED ASSETS. Seller shall not sell or transfer and the Buyer shall not purchase or accept any Excluded Assets including, but not limited to, all contracts, commitments and agreements of Seller which Buyer shall not assume; all cash, cash equivalents and certificates of deposit held by the Seller; all patient accounts receivable held by Seller; all note receivables held by Seller; and those items belonging to the Seller as set forth on EXHIBIT C attached hereto and incorporated herein.

        Section 2.3 NO ASSUMPTION OF LIABILITIES. Buyer hereby agrees to assume, pay, perform, discharge and otherwise satisfy promptly when due, and to indemnify and hold harmless the Seller from and against, only under the Assumed Contracts to the extent arising with respect to the period on or after the date hereof and to the extent such liabilities would be the liabilities of the Seller but for the assignment of the Assumed Contract (collectively, the "Assumed Liabilities"). Except as provided in this Agreement, Buyer shall not assume or become liable or obligated for or on any contract or agreement of the Seller or for any of any debt, liability or obligation of the Seller, whatsoever, whether known or unknown, direct, contingent or otherwise, however or whenever arising or asserted, including any liability or obligation (i) of the Seller to its employees, customers, creditors or brokers, or to any Governmental Authority,
(ii) in respect of the Excluded Assets, or (iii) relating to the use of the Acquired Assets prior to the date hereof (all such liabilities and obligations of the Seller, herein referred to as the "Excluded Liabilities"). Buyer shall be solely responsible for satisfying all of the Assumed Liabilities and the Seller shall have no liability whatsoever with respect thereto. The Seller shall be solely responsible for satisfying all of the Excluded Liabilities and Buyer shall have no liability whatsoever with respect thereto.

        Section 2.4 PURCHASE PRICE. The Purchase Price shall be equal to the sum of (a) $600,000 (the "Initial Payment") PLUS (b) $100,000 in each month for the three (3) months following the date hereof (the "Deferred Payments"); provided, however that in the event of any material misrepresentation, breach of warranty, covenant or agreement by Seller, Buyer shall be entitled to set-off against the Deferred Payments to the extent of any Indemnified Loss, subject to the provisions of Article VI. Each Deferred Payment shall be due on the 27th day of the month for each of the three months following the date hereof. If any Deferred Payment is not paid within five (5) days after its due date, Seller shall have the option to accelerate the remaining Deferred Payments, in which case such Deferred Payments shall become immediately due and payable.



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        Section 2.5 PAYMENT. Simultaneously with the execution of this Agreement
(a) the Buyer shall pay to McDermott, Will & Emery (the "Escrow Agent") the Initial Payment by wire transfer of immediately available funds. The Escrow
Agent shall hold the Escrow Amount in escrow until Buyer receives evidence of release of all Encumbrances relating to the Acquired Assets other than the Permitted Encumbrances pursuant to the Escrow Agreement attached hereto as EXHIBIT G.

           (b) The Buyer shall pay to the Escrow Agent $30,000 (the "Escrow Amount") to secure the Buyer's obligations under Section 5.2 hereof. The Escrow Agent shall hold the Escrow Amount in escrow pursuant to the Escrow Agreement attached hereto as EXHIBIT H.

        Section 2.6 DELIVERIES. Simultaneously with the execution of this
Agreement:

           (a) the Seller shall deliver to Buyer the following documents:

               (i) a bill of sale and such other instruments of assignment and conveyance as may be requested by the Buyer in order to effectively transfer to Buyer good and marketable title to the Acquired Assets all in form reasonably requested by the Buyer;

               (ii) an assignment of contracts (the "ASSIGNMENT"), pursuant to which the Seller assigns to the Buyer, and the Buyer accepts the assignment and assumes, the Assumed Contracts;

               (iii) any required third party consents and Required Releases as set forth on Exhibit F attached hereto.

           (b) the Buyer shall deliver to the Escrow Agent, the Initial payment and the Escrow Amount in accordance with Section 2.5(b) above.

           (c) Simultaneously with the execution of this Agreement, the following documents will be executed:

               (i) non-competition agreements in the form attached hereto as
           EXHIBIT I by and between the Buyer and each of [Employee 1] and [Employee 2]; and

               (ii) the Escrow Agreement.

           The "RELATED AGREEMENTS" shall mean the documents listed in Sections 2.6(d)(i) and 2.6(d)(ii) above.



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        Section 2.7 ALLOCATION. The Purchase Price shall be allocated among the
Acquired Assets in the manner required by Section 1060 of the Code as mutually determined by Buyer and Seller. Such allocation shall be completed and set forth on Schedule 2.7 which shall be attached hereto no more than thirty (30) days following the Closing. Such allocation shall be binding upon the Buyer and the Seller and each agrees to file all tax returns and forms (whether federal, state, or local), including, without limitation, Internal Revenue Service Form 8594, in accordance with said allocation. The Buyer and the Seller each agrees to provide the other promptly with any other information required for each to complete Internal Revenue Service Form 8594.

                                  ARTICLE III

                  Representations and Warranties of the Seller

           The Seller and each of the Seller Members, jointly and severally, hereby represent and warrant to the Buyer that the statements contained in this
ARTICLE III are correct and complete as of the date hereof.

        Section 3.1 ORGANIZATION OF THE SELLER. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kansas.

        Section 3.2 AUTHORIZATION OF TRANSACTION. The Seller has full legal power and authority to execute and deliver this Agreement and the Related Agreement to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. This Agreement and each Related Agreement has been duly executed and delivered a duly authorized officer on behalf of the Seller and constitutes the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and conditions.

        Section 3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby and thereby will

           (a) violate any (i) law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller or its Affiliates is subject, or (ii) provision of the certificate of formation or operating agreement or similar instruments of the Seller,

           (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Acquired Assets is or may be bound or affected (or result in the imposition of any Encumbrance upon any of its assets, including the Acquired Assets), or

        Section 3.4 CONSENTS. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement, other than the consents of third parties as set forth on Exhibit F attached hereto.



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


        Section 3.5 FINANCIAL STATEMENTS. Copies of the Seller's unaudited financial statements for the Business as of and for the year ended December 31, 2000 and for the period January 1, 2001 through March 31, 2001 (the "FINANCIAL STATEMENTS"), have previously been provided to Buyer and are attached hereto as
Schedule 3.5. The Financial Statements, including the notes to the Financial Statements, if any, present fairly Seller's financial position as of the respective dates indicated and results of operations and changes in cash flows for the respective periods then ended.

        Section 3.6 TITLE. Except for the Inventory, legal title to which is held by Ekvin Pharmacy Corp., the Seller has good and marketable title to and is hereby transferring good and marketable title to the Buyer all of the Acquired Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. All personal property included in the Acquired Assets will be in the possession of Seller on the date hereof.

        Section 3.7 SUFFICIENCY OF ASSETS. The Acquired Assets are all of the assets necessary for the conduct of the Business in substantially the same manner as currently conducted.

        Section 3.8 EXHIBIT D sets forth a complete, accurate and true list of Seller's Inventory as of the date hereof. Each item of the Inventory is of a quality and quantity usable and salable after the date hereof in the Ordinary Course of Business.

        Section 3.9 LITIGATION. There is no suit, action, proceeding (legal, administrative, or otherwise), claim, investigation, or inquiry (by an administrative agency, Governmental Authority, or otherwise) pending or, to Seller's knowledge, threatened by, against, or otherwise affecting Seller or any of the properties, assets, or business prospects of Seller with respect to the Business or the transactions contemplated by this Agreement at law or in equity or before or by any Governmental Authority or to which Seller is or may become a party and, there is no factual basis upon which any suit, action, proceeding, claim, investigation, or inquiry could be asserted or based. There is no outstanding judgment, order, writ, injunction, or decree of any court or Governmental Authority against or affecting Seller or any of the properties, assets, or business prospects of Seller with respect to the Business.

        Section 3.10 EMPLOYEE BENEFITS. The Seller has no unfunded liabilities under any pension or other employee benefit plan.

        Section 3.11 BROKERS. The Seller has not retained or employed any broker, finder, investment banker, or other person or taken any action or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer or Seller for a commission, brokerage fee, or other compensation with respect to the transactions contemplated by this Agreement.

        Section 3.12 CONDUCT OF THE BUSINESS. Since January 1, 2001, and except as set forth on Schedule 3.12 attached hereto, the Seller has: (i) conducted the Business only in the Ordinary Course and in all respects in a manner consistent with past practices (including, without limitation, the timely payment of accounts payable and other obligations of the Business); (ii) maintained in reasonable repair consistent with past practices, at the Seller's expense, all of Seller's tangible personal property; (iii) complied in all material respects with all laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign court or Governmental Authority; and
(iv) kept available (in the Ordinary Course of Business) the services of the employees of the Business and sought to preserve contracts and other business relationships with licensors, suppliers, dealers, customers, patients and others having contracts or business relationships with the Business.



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        Section 3.13 FORBEARANCE BY THE SELLER. The Seller has not, since
January 1, 2001, without the prior written consent of the Buyer: (i) sold or disposed of any material asset of the Seller other than the sale of Inventory in the Ordinary Course of Business; (ii) permitted any new Encumbrance to encumber any of the assets of the Seller; (iii) issued or agreed to issue any securities of the Seller; (iv) amended, modified or cancelled, or waived any right of the Seller under any contract other than in the Ordinary Course of the Business; (v) entered into any new contract or agreement other than in the Ordinary Course of the Business; (vi) altered in any way the manner in which the Seller has regularly and customarily maintained the books of account and records of the Business; or (vii) increased the compensation payable to employees employed in the Business other than compensation increases made in the Ordinary Course of business, consistent with past practices and existing policies.


                                   ARTICLE IV

          Representations, Warranties and Acknowledgments of the Buyer

           The Buyer represents, warrants and acknowledges to the Seller that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement.

        Section 4.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

        Section 4.2 AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements to be delivered by it pursuant to
Section 2.6 above, and to perform its obligations hereunder and thereunder. This Agreement and each Related Agreement to which it is a party have been, duly executed and delivered by a duly authorized officer or representative on behalf of the Buyer and constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms and conditions.

        Section 4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby will violate any (i) law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject; (ii) provision of the charter or bylaws of the Buyer, or (iii) any other agreement by which the Buyer is bound.

        Section 4.4 CONSENTS. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement.



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        Section 4.5 BROKERS. The Buyer has not retained or employed any broker, finder, investment banker, or other person or taken any action or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer or Seller for a commission, brokerage fee, or other compensation with respect to the transactions contemplated by this Agreement.


                                   ARTICLE V

                            Covenants of the Parties

        Section 5.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each Party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably requested by a Party to consummate or implement expeditiously the intent of the Parties hereto, namely, without limiting the generality of the foregoing, to transfer the Acquired Assets to the Buyer free and clear of any Encumbrances (other than Permitted Encumbrances).

        Section 5.2 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements made in the Ordinary Course by any third party in the name of or to the Seller in connection with or arising out of the Acquired Assets or the Business after the date hereof and accruing on or after the date hereof shall be held by the Seller in trust for the benefit of the Buyer and, immediately upon receipt by the Seller of any such payment or reimbursement, the Seller shall pay, or cause to be paid, over to the Buyer the amount of such payment or reimbursement without right of setoff. Subject to the terms of the Escrow Agreement, for a period of six (6) months following the date hereof the Buyer shall use its best efforts to assist the Seller in billing customers for services rendered by the Seller prior to the date hereof (the "Billing Obligation").

        Section 5.3 LEASE AGREEMENT. The Parties hereto hereby agree to use all reasonable efforts to enter into a lease assumption agreement by and between Harbor Equipment Leasing and the Buyer for the rental of the [medicine on time pill dispensing machine]within thirty (30) days after the date hereof.

        Section 5.4 RELEASES. The Seller hereby agrees to use all reasonable efforts to obtain the Required Releases.



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                                   ARTICLE VI

                                 Indemnification

        Section 6.1 INDEMNITY.


           (a) Each of Seller and [three members of the Seller] Seller shall defend, indemnify, and hold harmless Buyer, Buyer's successors, and Buyer's Affiliates, and their respective members, managers, directors, officers, employees, shareholders, representatives, and agents (collectively, "BUYER'S INDEMNITEES"), against and with respect to any and all loss, cost, damage, assessment, administrative fine or penalty, decrease in value, liability, obligation, claim, expense (including professional fees and similar expenses), or deficiency (collectively, the "INDEMNIFIED LOSSES") from, resulting by reason of, or arising in connection with:

               (i) any breach by the Seller of any representation or warranty of the Seller set forth in this Agreement for which a written claim of indemnification is made prior to the expiration of any survival period applicable thereto;

               (ii) the non-fulfillment by the Seller of any covenant or agreement to be performed or complied with by the Seller under or pursuant to this Agreement;

               (iii) any one or more of the Excluded Assets;

               (iv) the ownership or use of any of the Acquired Assets and/or the operations, business or activities of the Seller prior to the date hereof; and

               (v) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 6.1(a).

           (b) The Buyer shall defend, indemnify, and hold harmless Seller, Seller's successors, and Seller's Affiliates, and their respective members, managers, directors, officers, employees, shareholders, representatives and agents (collectively, the "Seller Indemnitees"), against and with respect to any Indemnified Losses from, resulting by reason of, or arising in connection with:

               (i) any breach by the Buyer of any representation or warranty of the Buyer set forth in this Agreement;

               (ii) the non-fulfillment by the Buyer of any covenant or agreement to be performed or complied with by the Buyer under or pursuant to this Agreement;

               (iii) the ownership or use of any of the Acquired Assets and/or the operations, business or activities of the Buyer after the date hereof; and

               (iv) any actions, suits, proceedings, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing, or incurred in enforcing any of the obligations under this Section 6.1(b);

PROVIDED, HOWEVER, that the maximum amount recoverable by the Seller for Buyer's breach of the Billing Obligation shall be the Escrow Amount.



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           (c) The Buyer shall not have any obligation to indemnify any Seller
        Indemnitee with respect to any Indemnified Loss on account of a breach of a representation and warranty of the Buyer if the Seller had knowledge of such breach as of the date hereof. The Seller shall not have any obligation to indemnify any Buyer Indemnitee with respect to any Indemnified Loss on account of a breach of a representation and warranty of the Seller if the Buyer had knowledge of such breach as of the date hereof.


        Section 6.2 THIRD-PARTY CLAIMS.

           (a) NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding by a third party (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Buyer in respect of which Buyer may demand indemnification under this Agreement (a "Third Party Claim"), Buyer shall promptly notify Seller in writing to that effect after receiving written notice of the action, suit, or proceeding.

           (b) DEFENSE OF THIRD-PARTY CLAIMS.

               (i) Seller shall have the opportunity at any time (provided Seller shall have acknowledged in writing that Seller is obligated under the terms of this Agreement to indemnify Buyer) to assume complete control of the defense of the Third Party Claim at Seller's sole expense. In such case, Seller shall control all aspects of the defense of any such Third Party Claim. The Seller shall, however, keep Buyer fully informed of the status of such Third-Party Claim (including the prompt delivery to Buyer of copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the Third Party Claim) and shall, to the extent practicable, confer with Buyer from time to time on the positions to be taken by the Seller in defending such Third-Party Claim, but Buyer shall have no other rights of participation therein. Buyer may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim unless the Seller acknowledges writing that the Seller is obligated under the terms of this Agreement to indemnify the Buyer.

               (ii) If Seller does not assume the defense of the Third Party Claim, as aforesaid, Buyer shall be responsible for such defense, subject to (iii) below.

               (iii) If Buyer becomes responsible for the defense of the Third Party Claim, as provided in (ii) above, the following shall apply:

                    (A) Under no circumstances may Buyer compromise or settle a
               Third Party Claim without the written consent of the Seller, which consent, solely in the case of the proposed payment of money damages in compromise or settlement, shall not be unreasonably withheld, conditioned, or delayed.

                    (B) Buyer shall keep Seller fully informed of the Third
               Party Claim at all stages of the matter.



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


                    (C) Buyer shall promptly submit to the Seller copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the Third Party Claim,

                    (D) Buyer shall permit the Seller and its counsel, to the
               extent practicable, to confer on the conduct of the defense of the Third Party Claim,

                    (E) Buyer shall, to the extent practicable, permit Buyer and its counsel an opportunity to review all legal papers to be submitted before the submission.

        Section 6.3 CLAIMS BY BUYER. Buyer shall notify Seller in writing promptly after the discovery of any claim upon which Buyer will demand indemnification from Seller under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss. Within fifteen (15) days after receipt of the notice, Seller shall either reimburse Buyer for the amount of the claim or notify Buyer of Seller's intent to dispute the claim. The foregoing notwithstanding, if Buyer would otherwise be entitled to indemnification under this Agreement but for the failure of Buyer to timely deliver a notice, Buyer shall nevertheless be entitled to be indemnified under this Article unless Seller can establish that Seller has been materially prejudiced by any time elapsed or by any intervening payment, settlement, or other disposition of the claim.

        Section 6.4 REMEDIES CUMULATIVE. The remedies provided in this Article are cumulative and shall not prevent the assertion by a Party of any other rights or the seeking of any other remedies against the other Party.

        Section 6.5 CLAIMS BY SELLER. The procedures and requirements of Sections 6.2 and 6.3 shall apply MUTATIS MUTANDIS to any claims by Seller for indemnification pursuant to Section 6.1 hereof.

                                  ARTICLE VII

                                  Miscellaneous

        Section 7.1 ACCESS TO BOOKS AND RECORDS. The Buyer recognizes that the Seller, and the Seller recognizes that the Buyer, may require access to the books and records of the Business after the date hereof in order to facilitate the preparation of tax or other returns or, in connection with any audit, investigation, litigation, amended return, claim for refund, or any proceeding in connection therewith or to comply with rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission, or another Governmental Authority or for other proper purposes. The Buyer shall render reasonable cooperation and assistance and shall allow access during normal business hours to all books, records, data, and personnel concerning use and ownership of the Acquired Assets and the conduct of the Seller's Business, with respect to periods prior to the date hereof, to the Seller and to its auditors, accountants, counsel, or other authorized representatives for such purpose. The Seller shall render reasonable cooperation and assistance to the Buyer and its auditors, accountants, counsel, and other authorized representatives and shall allow access to Buyer and such representatives during normal business hours to all books, records, data, and personnel of Seller for such purpose. Such assistance by the Buyer and the Seller and access shall be subject to compliance by the requesting party with reasonable regulations regarding confidentiality.

        Section 7.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        Section 7.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties written or oral, to the extent they are related in any way to the subject matter hereof.

        Section 7.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

        Section 7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        Section 7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 7.7 NOTICES. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, by overnight express service, or by facsimile and addressed to the intended recipient as set forth below:

             If to the Buyer:              Allion Healthcare, Inc.
                                          33 Walt Whitman Rd,
                                          Suite 200A
                                          Huntington Station, NY  11746
                                          Attention:  Michael Moran

             With a copy to:              McDermott, Will & Emery
                                          50 Rockefeller Plaza
                                          New York, New York 10020
                                          Attn:  Harvey Z. Werblowsky, Esq.
                                          Fax:  (212) 547-5444

             If to the Seller:            Prescripticare, L.L.C.
                                          5001 College Blvd., Suite 214
                                          Kansas City, MO 64120
                                          Attn:  Allen K. Tatman
                                          Fax:  (913) 491-0527

             With a copy to:              Spencer Fane Britt & Browne LLP
                                          9401 Indian Creek Parkway, Suite 700
                                          Overland Park, KS 66210
                                          Attn:  Richard H. Hertel, Esq.
                                          Fax:  (913) 345-0736
or to such other address or addresses as any party may designate to the others by like notice as hereinabove set forth. Any notice given hereunder shall be deemed given and received on the date of hand delivery or transmission by facsimile or three days after deposit with the United States Postal Service or one day after delivery to an overnight express service for next day delivery, as the case may be.

        Section 7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        Section 7.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        Section 7.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        Section 7.11 EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        Section 7.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

        Section 7.13 BULK TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

        Section 7.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and agreements of the parties hereto shall survive the execution and delivery hereof except that all representations and warranties contained in Articles III and IV of this Agreement (other than those in Sections 3.1, 3.2, 4.1 and 4.2) shall survive for a period of twenty four (24) months after the date hereof..

        Section 7.15 SUBMISSION TO JURISDICTION. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement and agrees that, subject to Section 7.16 below, all claims in respect of the actions or proceedings may be heard and determined in any such courts. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. Process in any action or proceeding arising out of or relating to this Agreement may be served on any party anywhere in the world.

        Section 7.16 ARBITRATION. Except with respect to a contest of a claim for indemnity (as to which the provisions of Article VI of this Agreement shall govern), no party shall commence an action to enforce or resolve an issue relating to this Agreement in any court unless such party shall first (a) give a notice (a "DISPUTE NOTICE") to the other parties setting forth the nature of the dispute and (b) submit such dispute to mediation as hereinafter provided. The Dispute Notice shall be provided in the manner specified for the giving of notices in this Agreement. The parties shall attempt in good faith to resolve the dispute by mediation in New York, New York, under the Commercial Mediation Rules of the American Arbitration Association in effect on the date of this Agreement. If the dispute has not been resolved by mediation as provided above within sixty (60) days after the delivery of the Dispute Notice, then the dispute may proceed to litigation.

        Section 7.17 CONFIDENTIALITY. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to that party's professional advisers, to that party's commercial lenders, and to that party's management employees, to the extent that any of those persons or entities needs to know of the transactions in connection with the person's or entity's relationship with the disclosing party.

                                    * * * * *

           IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                            SELLER:

                                            PRESCRIPTICARE, L.L.C.


                                            By:_________________________________
                                            Name:  Allen K. Tatman
                                            Title:  President



                                            BUYER:

                                            ALLION HEALTHCARE, INC.


                                            By:_________________________________
                                            Name:
                                            Title:

                                            ABAN, INC.

                                            By:_________________________________
                                            Name:  Allen K. Tatman
                                            Title:  President


                                            CREATIVE MEDICAL SOLUTIONS, INC.,

                                            By:_________________________________
                                            Name:  Michael M. Nemechek
                                            Title:  President


                                            SQUIRES ENTERPRISES, INC.

                                            By:_________________________________
                                            Name:  Thomas Squires
                                            Title:  President

                                  SCHEDULE 2.6

                                REQUIRED RELEASES

                                  SCHEDULE 2.7

                                   ALLOCATION

                                  SCHEDULE 3.4

                                    CONSENTS

                                  SCHEDULE 3.5

                              FINANCIAL STATEMENTS

                                  SCHEDULE 3.8

                                   INVENTORY

                                  SCHEDULE 3.12


           The Seller has been unable to timely pay providers of products and services and may be in default under certain contractual obligations

                                    EXHIBIT A

                                ASSUMED CONTRACTS


1. Pharmacy Services Agreement between the Seller and Daytop Village Inc. with commencement date of September 29, 2000.

2. Pharmacy Services Agreement between the Seller and Samaritan Village, Inc. with commencement date of December 1, 1999.

3. Pharmacy Services Agreement between the Seller and Project Return Foundation with commencement date of April 1, 2000.

4. Commercial Lease between the Seller as Lessee and Harbor Leasing as Lessor with respect to the medicine on time dispensing system.

5. License Agreement with Multi-Comp, Inc., trading as Medicine-on-Time relating the medicine on time dispensing system.

6.      Agreement with Leake & Watts to provide pharmacy services.

7.      Agreement with Verizon for wireless pager.

                                    EXHIBIT B

                                    EQUIPMENT

                                    EXHIBIT C

                                 EXCLUDED ASSETS


1. Cash on hand or in bank accounts, any other cash equivalents, including, without limitation, certificates of deposit, commercial paper, money market accounts and such similar accounts or investments.

2.      Any and all securities owned or held by the Seller.

3.      All accounts receivable of the Seller.

4. All tangible personal property of the Seller used in connection with the KC Business unless listed on Exhibit B.

5.      All of the Seller's rights under any contracts of insurance.

6.      All organizational records and financial statements of the Seller.

7.      The name "PrescriptiCare."

8.      Any and all claims of the Seller with respect to the Business.

                                    EXHIBIT D

                                    INVENTORY

                                    EXHIBIT E

                             PERMITTED ENCUMBRANCES


1. Security interest in favor of Madison Capital, LLC d/b/a Harbor Leasing with respect to the lease of the medicine on time dispensing system.

                                  EXHIBIT F

                                REQUIRED RELEASES


1.      Under the Assumed Contracts.

2. From Ekvin Pharmacy Corp. with respect to certain obligations under Pharmacy Management Agreement made March 25, 1999.

3.      McKesson

4.      Gold Bank

                                    EXHIBIT G

                                ESCROW AGREEMENT

                                    EXHIBIT H

                                ESCROW AGREEMENT

                                    EXHIBIT I

                            NON-COMPETITION AGREEMENT